Exhibit 5.1

Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
199 Bay Street
Suite 4000, Commerce Court West
Toronto ON M5L 1A9 Canada
Tel: 416-863-2400  Fax: 416-863-2653

Reference: 57738/17

November 14, 2011

Celestica Inc.

844 Don Mills Road

Toronto, Ontario M3C 1V7

Re:                   Celestica Inc.

Registration Statement on Form F-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Celestica Inc. (the “Company”) in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed on November 14, 2011 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company for its issue and sale from time to time of, among other securities, subordinate voting shares (the “SVS”) and preference shares (the “Preference Shares” and together with the SVS, the “Securities”) in its capital.

This opinion letter is being provided at the request of the Company. As Canadian counsel for the Company, we have examined a copy of the Registration Statement.

We are solicitors qualified to practice law in the Province of Ontario and the opinions expressed herein relate only to the laws of the Province of Ontario and the laws of Canada applicable therein as in effect on the date hereof.

In connection with the opinions expressed in this opinion letter, we have considered such questions of law, examined originals or copies of such statutes, regulations, documents, records, certificates and instruments and conducted such other examinations as we have considered necessary.  In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

We have also assumed that at all relevant times:

1.                                       the Company is validly existing under the Business Corporations Act (Ontario) and has the necessary corporate power and capacity to own its property and assets and to carry on its business;

2.                                       the Company has the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of any purchase, underwriting or other agreement, indenture or instrument relating to the Company’s creation, authentication, issuance, sale and/or delivery of the Securities to which the Company is party (any such agreement, the “Agreement”);

3.                                       the Company has the necessary corporate power and capacity to authorize, create, authenticate, validly issue, sell and deliver the Securities and perform its obligations under the terms and conditions of the Securities;

4.                                       all necessary corporate action has been taken by the Company to duly authorize the execution and delivery by the Company of the Agreement and the performance of its obligations under the terms and conditions thereof;

5.                                       all necessary corporate action has been taken by the Company to duly authorize, create, authenticate, sell, deliver and validly issue the Securities and to perform its obligations under the terms and conditions of the Securities;

6.                                       all necessary corporate action has been taken by the Company to duly authorize the terms of the offering of the Securities and related matters;

7.                                       the Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; and (iii) is enforceable in accordance with its terms against all parties thereto;

8.                                       the Securities have been duly authorized, created, authenticated, sold and delivered and validly issued by the Company and any other person signing or authenticating the Securities, as applicable;

9.                                       the terms of the offering of the Securities and related matters have been duly authorized by the Company;

10.                                 the execution and delivery of the Agreement and the performance by the Company of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of the Company, any resolutions of the Board of Directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law;

11.                                 the authorization, creation, authentication, sale, delivery and issuance of the Securities and the Company’s performance of its obligations under the terms and conditions of the Securities do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of the Company, any resolutions of the Board of Directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law; and

12.                                 the terms of the offering of the Securities and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles or by-laws of the Company, any resolutions of the Board of Directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon payment for the applicable Securities provided for in the applicable Agreement and otherwise in accordance with such Agreement, the Securities will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP